UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2017

GREAT BASIN SCIENTIFIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36662	83-0361454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The Registrant files this Amendment No. 1 to its Current Report on Form 8-K, as originally filed with the SEC on January 20, 2017, to correct computational errors contained in the original report regarding the number of shares of common stock issued upon conversion of the Registrant’s 2016 Notes (as defined below).

Item 3.02 Unregistered Sales of Equity Securities

As previously disclosed on the Current Report on Form 8-K filed with the SEC on January 20, 2017, on January 19, 2017, the Company and certain 2016 Note Buyers entered into separate amendment agreements to amend the terms of the 2016 Notes (the “Amendment Agreement”).  As per the terms of the Amendment Agreement any pre-installment conversion shares previously issued immediately reduced the principal amount of the Company’s 2016 convertible notes (“2016 Notes”) outstanding by $0.044 per pre-installment conversion share received.  Prior to January 17, 2017, as previously reported by the Company, the Company had issued 781,627 pre-installment conversion shares and therefore, pursuant to the Amendment Agreement on January 19, 2017, the principal amount outstanding of the 2016 Notes was immediately reduced by $34,392 ($0.044 per pre-installment conversion share).

On January 17 through January 19, 2017, certain holders of the 2016 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with the pre-installment amounts converted for the installment date of January 30, 2017.  In connection with the pre-installments, the Company issued 6,997,161 shares of common stock.  As per the terms of the Amendment Agreement on January 19, 2017, the principal amount outstanding of the 2016 Notes was immediately reduced by $307,875 ($0.044 per pre-installment conversion share).

On January 20, certain holders of the 2016 Notes were issued shares of the Company’s common stock pursuant to Section 3(a)(9) of the United States Securities Act of 1933, (as amended) in connection with conversions at the election of the holder pursuant to the terms of the 2016 Notes, as amended.  In connection with the conversions, the Company issued 152,184,956 shares of common stock.  As per the terms of the 2016 Notes, as amended, these pre-installment shares immediately reduced the principal amount outstanding of the 2016 Notes by $284,586 or $0.00187 per share.

As of January 20, 2017 a total principal amount of $626,853 of the 2016 Notes has been converted into shares of common stock.  Approximately $74.4 million in note principal remains to be converted. Restrictions on a total of $9.8 million in the Company’s restricted cash accounts has been released including $6.0 million at closing and $3.8 million in early release from the restricted cash accounts. $58.2 million remains in the restricted cash accounts to have the restrictions removed and become available to the Company at future dates pursuant to terms of the 2016 Notes.

As of January 20, 2017 there are 160,710,021 shares of common stock issued and outstanding.

 Item 3.03 Material Modifications to Rights of Security Holders

In connection with the conversions of the 2016 Notes in Item 3.02 hereof (the “Conversions”), the exercise prices of certain of our issued and outstanding securities were automatically adjusted to take into account the conversion price of the 2016 Notes.  The exercise prices of the following securities were adjusted as follows.

Class A and Class B Warrants

As of January 20, 2017, the Company had outstanding Class A Warrants to purchase 48 shares of common stock and Class B Warrants to purchase 29 shares of common stock of the Company. The Class A and Class B Warrants include a provision which provides that the exercise price of the Class A and Class B Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Class A and Class B Warrants.  Therefore, as of January 20, 2017, the exercise price for the Class A and Class B Warrants was adjusted from $2.53 to $0.0019 per share of common stock.

Common Stock Warrants

As of January 20, 2017, the Company had outstanding certain common stock warrants to purchase 2 shares of common stock of the Company.  As a result of the Conversions, as of January 20, 2017, the exercise price for certain Common Warrants was adjusted from $2.53 to $0.0019 per share of common stock.

Series B Warrants

As of January 20, 2017, the Company has outstanding Series B Warrants to purchase 36 shares of common stock of the Company.  The Series B Warrants include a provision which provides that the exercise prices of the Series B Warrants will be adjusted in connection with certain equity issuances by the Company.  As a result of the Conversions, as of January 20, 2017, the exercise price for certain Common Warrants was adjusted from $27.5 million to $645,355 per share of common stock.

Series D and 2015 Subordination Warrants

As of January 20, 2017, the Company has outstanding Series D Warrants to purchase 2,361,468 shares of common stock and 2015 Subordination Warrants to purchase 71,129 shares of common stock of the Company. The Series D and 2015 Subordination Warrants include a provision which provides that the exercise prices of the Series D and 2015 Subordination Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series D and 2015 Subordination Warrants.  Therefore, as of January 20, 2017, the exercise price for the Series D and 2015 Subordination Warrants was adjusted from $2.53 to $0.0019 per share of common stock.

Series G Warrants

As of January 20, 2016, the Company had outstanding Series G Warrants to purchase 159 shares of common stock of the Company. The Series G Warrants include a provision which provides that the exercise price of the Series G Warrants will be adjusted in connection with certain equity issuances by the Company.  The consummation of the Conversions triggers an adjustment to the exercise price of the Series G Warrants.  Therefore, as of January 20, 2017, the exercise price for the Series G Warrants was adjusted from $2.53 to $0.0019 per share of common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: January 23, 2017	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer